Exhibit 10.1

CONFIDENTIAL

April 26, 2016

Wound Management Technologies, Inc.
1663 Dallas Parkway, Suite 250
Addison, TX 75001-6897

Attn: John Siedhoff

Dear John:

This letter agreement (this “Agreement”) confirms our understanding with respect to your engagement of Evolution Venture Partners LLC (“EVP”) to serve as a “Strategic Advisor” with respect to the matters set forth herein to Wound Management Technologies, Inc. (“WNDM”) and its subsidiaries and affiliates (together with such subsidiaries and affiliates, the “Company”). EVP is not a registered broker-dealer with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”), any state or otherwise, and any services related to the placement of any securities in connection with the consummation of any Financing Transaction, or otherwise, shall be performed by Middlebury Securities, LLC (“Middlebury”, and together with EVP, the “Service Provider”), as further set forth in this Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5.

1.             SERVICES.

EVP is hereby appointed as the exclusive Strategic Advisor and Middlebury is hereby appointed as the exclusive placement agent (the “Placement Agent”) to the Company in connection with the pursuit and execution of a Financing Transaction.

(a)           Financing Transaction. These services may include but not be limited to the following:

•	Advising the Company on strategy and tactics for structuring and completing a financing in light of market conditions and the Company’s objectives and goals;
•	Arranging delivery of investor materials to prospective investors;
•	Coordinating presentations, discussions, meetings and due diligence with prospective investors;
•	Contacting and following up with prospective investors;
•	Soliciting financing proposals from investors and providing guidance on the Company’s desired amount, pricing, terms, structure, and timing;
•	Facilitating negotiations with investors or investor groups;
•	Recommending selection of investors to close an offering;
•	Performing any such other financial advising or placement agent services as may be appropriate; and
•	Advising on strategy for operations, Company growth activities and strategic collaborations within the biopharmaceutical sector during and after the fundraising activities.

You acknowledge and agree that Service Provider’s engagement pursuant to this Agreement is not an agreement by it or any of its affiliates, or any sub placement agents, to underwrite or purchase any securities of the Company (the “Securities”) or otherwise provide any financing, nor an agreement by the Company to issue and sell any Securities. The Service Provider shall only be obligated to assist the Company with the sale of Securities on a “best efforts” basis. The Securities may only be offered in jurisdictions in which the Service Provider or its sub placement agents are duly licensed and authorized to conduct business as a broker/dealer in securities or are exempt from registration therefrom. The Company may in its discretion postpone, modify, abandon or terminate any Financing Transaction prior to closing of such transaction. The Service Provider may decline to participate in the Financing Transaction if it reasonably determine that the transaction has become impractical or undesirable. During the term of this engagement, the Company will not make any commitment with any other person to sell Securities on its behalf without EVP’s prior written consent.

(b)           Strategic Transactions. EVP shall provide services to the Company in connection with its pursuit and execution of Strategic Transactions, which services shall include but not be limited to the following:

•	Assisting in identifying and initiating contact with potential strategic partners;
•	Arranging meetings with potential strategic partners;
•
Assisting the Company in the development, preparation, and distribution of selected information, documents, and other materials to create interest in and to consummate any potential Strategic Transaction;

•	Assisting in the analysis of potential strategic partners with respect to possible mutual benefits such parties may have with the Company;
•	Advising the Company as to the structure of any proposed Strategic Transaction ;
•	Assisting the Company in determining appropriate values to be realized in any proposed Strategic Transaction;
•	Advising and assisting the Company in all negotiations regarding any proposed Strategic Transaction;
•	Assisting with negotiating, documenting, and closing of any Strategic Transaction ;
•	Assisting in any related presentations to the Company’s Board of Directors; and
•	Performing such other strategic advisory services related to any proposed Strategic Transaction as EVP and the Company agree to be appropriate.

2.             COMPENSATION.

As compensation for the services listed in Section 1 above (the “Services”) to the Company hereunder, the Service Provider shall be entitled to receive the following payments.

(a)           Consulting Fee and Warrant.

(i)           EVP will receive a non-refundable, one-time Consulting Fee of Sixty Thousand Dollars (US$60,000) (the “Consulting Fee”). The Consulting Fee shall be due and payable upon execution of this Agreement.

(ii)           In addition, contemporaneously with the execution and delivery of this Agreement by the parties hereto, WNDM shall issue to EVP (or its designee(s)) a warrant to purchase up to 60 million shares of the common stock of WNDM (which number of shares is approximately 23% of the Company’s outstanding capital stock, calculated on a fully diluted basis, on the date hereof) pursuant to a Warrant to Purchase Shares of Common Stock of WNDM, the form of which is attached hereto as Exhibit A (the “Warrant”).

(b)           Success Fees for a Strategic Transaction. In the event the Company closes a Strategic Transaction during the Term, or closes a Strategic Transaction during the Tail Period with a person or entity contacted by Service Provider on behalf of the Company during the Term, the Company shall pay to the Service Provider a cash fee equal to five percent (5%) of the Transaction Value of the Strategic Transaction.

(c)           Selling Fees for a Financing Transaction. In the event the Company closes a Financing Transaction during the Term, or closes a Financing Transaction during the Tail Period with a person or entity contacted by Service Provider on behalf of the Company during the Term, the Company shall pay to the Service Provider a cash fee equal to: (i) five percent (5%) of the amount of the gross proceeds from the equity sold in a Financing Transaction; and (ii) three percent (3%) of the amount of the gross proceeds from the debt sold in a Financing Transaction, in each case; it being agreed and understood that no fee is due on a Financing Transaction for capital invested or loaned to the Company by current investors, members of the Board of Directors or management of the Company and/or their respective affiliates; it being further agreed and understood that no further fees shall be payable to Service Provider if the security sold in the Financing Transaction has a conversion, exercise or exchange component which is subsequently converted, exercised or exchanged for no consideration following the original issuance date.

(d)           Expense Reimbursement. The Company shall reimburse the Service Provider for reasonable and accountable out-of-pocket expenses incurred in performing Services hereunder; provided, however, that the Company must approve in advance any expense in excess of $1,500 and any expenses in excess of $20,000 in the aggregate. In the event that travel is required for a trip of over 4 hours, then the Service Provider will book Business Class airfare tickets. Otherwise coach tickets will be purchased. Expenses shall be paid immediately upon being invoiced.

(e)           Payment and Delivery. The parties acknowledge and agree that a Strategic Transaction or Financing Transaction may be conducted in one or a series of related transactions, and each such transaction, together with any related transactions thereto shall be deemed to be a single transaction for the purposes of calculating the fees payable to the Service Provider. All fees payable to the Service Provider pursuant to this Section 2 shall be (A) payable in cash, by wire transfer of immediately available funds to an account designated by the Service Provider and (B) subject to the next sentence, due and payable immediately upon the consummation of the subject transaction and any related transaction thereto. For the avoidance of doubt, if any Strategic Transaction provides for payments to the Company at a future date (e.g. holdbacks, escrows, installment payments, milestone payments or earn-out payments), then any fees payable to the Service Provider in connection with such future payments shall only be made if and when received by the Company. For the sake of clarity, it is understood and agreed that only a single success fee for the same Strategic Transaction and activities thereunder will be paid to the Service Provider, but not both, though it is understood that there may be a transaction that covers two activities and would result in two fees being due and payable to the Service Provider (e.g., a licensing transaction covered and a financing).

3.             TERM AND TERMINATION; “TAIL PERIOD”.

The initial term of this Agreement shall be for a period of one (1) year from the execution of this Agreement (the “Term”); provided, however, that (i) any party may terminate this Agreement at any time with thirty (30) days written notice (but if terminated by Service Provider during such one-year period, Service Provider shall pay back to the Company the Consulting Fee) and (ii) such initial term will be extended for successive six (6) month periods unless terminated by written notice by either party. Notwithstanding the foregoing, in the event within twelve (12) months following the expiration of the Term (such period, the “Tail Period”) the Company closes a Strategic Transaction of Financing Transaction with a person or entity contacted by Service Provider on behalf of the Company during the Term, then the Company shall pay and deliver to the Service Provider all fees, expenses and warrants set forth in Section 2, in accordance with the terms thereof as though such transaction were consummated during the Term. Furthermore, at the end of the Term, the Service Provider shall provide a list of the companies contacted on behalf of the Company during the Term, which companies shall constitute the relevant companies for the Tail Period. The parties acknowledge that these terms are fair and equitable and necessary for the protection of the Service Provider and hereby waive any argument to the contrary.

4.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)           Representations and Warranties.

(i)           Each party represents and warrants to the other party that (A) such party is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted, (B) all action required to be taken by such party in order to authorize WNDM to enter into this Agreement has been taken or will be taken prior to the consummation of a Transaction, and (C) this Agreement, when executed and delivered by the parties, shall constitute valid and legally binding obligations of the parties, enforceable against each.

(ii)           WNDM acknowledges and agrees that references to “Company” include any and all affiliates, subsidiaries, successors and assigns of WNDM, and that any fees due and payable by the Company to the Service Provider under this Agreement shall also be payable by any such affiliate or subsidiary of WNDM for which or related to which services were rendered hereunder.

(iii)           WNDM acknowledges and agrees that the Service Provider will not be providing the Company, and the Company shall not look to the Service Provider for, tax, legal or accounting advice.

(iv)           In the event of a Financing Transaction:

(A)           The Securities will be sold by the Company in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(B)           The Company will have responsibility for the accuracy and completeness of any Marketing Documents;

(C)           The Company will promptly notify the Service Provider of any party who, during the Term, approaches the Company regarding a potential sale of Securities;

(D)           The Company will provide the Service Provider with copies of all subscription or purchase agreements entered into with investors, and to the extent not included in all such subscription or purchase agreements, all information otherwise known to you with respect to each investor that is relevant for purposes of compliance by the Service Provider, or its affiliates, with its filing obligations under FINRA Rule 5123.

(b)           Information. In connection with the Services, the Company will furnish the Service Provider with all information the Service Provider may reasonably request and will provide the Service Provider access during regular business hours to the Company’s officers, accountants and counsel. The Company acknowledges that in rendering the Services hereunder, the Service Provider shall use and rely solely on the information provided by the Company. During the Term, the Company will promptly notify the Service Provider if it learns of any material misstatements in, or material omissions from, any information previously delivered to the Service Provider. The Service Provider does not assume responsibility for the accuracy or completeness of any such information. Any advice rendered by the Service Provider pursuant to this Agreement may not be disclosed publicly without the Service Provider’s prior written consent.

(c)           Marketing; Publicity. The Company agrees that, subject to federal and state securities laws, the Service Provider shall have the right to place advertisements in financial and other newspapers and journals describing the Services to the Company hereunder upon prior review and approval by the Company. The Company agrees that (i) it will not make any public statement or announcement (including any press release) that refers to the Service Provider or the Service Provider s engagement without Service Provider’s prior written consent and (ii) at the Service Provider’s request, it will cause (to the extent permitted by law)) any such public statement or announcement to indicate that the Service Provider acted as Strategic Advisor or Placement Agent to the Company.

(d)           Indemnification.

(i)           The Company hereby agrees to hold harmless and indemnify EVP, Middlebury and their respective subsidiaries, affiliates, successors and assigns, officers, directors, employees, attorneys, accountants, agents and representatives (collectively, “Representatives”) from against any and all claims, actions, demands, expenses, losses and liabilities of every kind and nature, including without limitation, reasonable attorneys’ fees (collectively, Claims”) related to or arising out of (A) any breach by the Company of any of the representations, warranties, covenants, obligations and/or agreements contained in this Agreement, (B) any untrue statement or alleged untrue statement of a material fact contained in any oral or written statement of the Company or any of its Representatives to the Service Provider or any of its Representatives or to any actual or potential buyers, sellers, investors, lenders, joint venturers or partners, including but not limited to, any executive summary, financial statements, pitch deck, information sheet, offering memorandum, private placement memorandum or prospectus, or the like, or any amendments or supplements to any of the foregoing (each, a “Marketing Document”), (C) any omission or alleged omission to state in any Marketing Document a material fact required to be stated therein or necessary to make the statements therein not misleading, or (D) any violation or alleged violation by the Company or any of its Representatives of any federal or state securities or other laws, rules or regulations or any other action taken or any failure or omission to act by the Company or any of its Representatives, except for Claims pertaining or relating to the gross negligence or willful misconduct of EVP, Middlebury and/or their respective Representatives.

(ii)           If any action or proceeding shall be brought or claim asserted against EVP, Middlebury and/or their respective Representatives (in such capacity, collectively, the “Indemnified Parties,” and individually, an “Indemnified Party”), in respect of which indemnity shall be sought from the other party (in such capacity, the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party and the Indemnifying Party shall assume the defense thereof, including the employment of counsel at the Indemnifying Party ‘s expense. Each Indemnified Party reserves the right, at its option and expense, to participate in such defense. The Indemnifying Party shall not be liable for any settlement of such action or proceeding without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in such action or proceeding, the Indemnifying Party agrees to hold harmless and indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, the Indemnifying Party shall not be responsible for any claims, liabilities, losses, damages or expenses against or incurred by the Indemnified Parties if, and only to the extent that, it is finally adjudicated by an arbiter or court of competent jurisdiction that they result primarily from the willful misconduct or gross negligence of an Indemnified Party. The indemnification provided for in this Section 4(d) shall be in addition to any rights that the Service Provider may have at common law or otherwise.

(e)           Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process (a “Demand”), the Service Provider shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with the Service Provider’s performance of its responsibilities hereunder and who are advised of the confidential nature of the information and who agree to keep such information confidential. Except as required by applicable law, any advice to be provided by the Service Provider under this Agreement shall not be disclosed publicly or made available to third parties (other than the Company’s other professional advisors) without the prior written consent of the Service Provider (which consent shall not be unreasonably withheld, conditioned or delayed). All services, advice and information and reports provided by the Service Provider in connection with this engagement shall be for the sole benefit of the Company and shall not be relied upon by any other person. In the event that the Service Provider is served with a Demand, the Service Provider will promptly advise the Company of the same and will cooperate with all reasonable and lawful requests by the Company to prevent the disclosure of confidential and/or proprietary information pursuant to such Demand. Notwithstanding any of the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which was already in the Service Provider’s possession (or the possession of any of its professionals) and not subject to any existing confidentiality obligations to the Company, or that was available to the Service Provider on a non-confidential basis, prior to its receipt from the Company; (ii) information which is obtained by the Service Provider (or any of its professionals) from a third person who, insofar as is known to the Service Provider, is not prohibited from transmitting the information to the Service Provider by a contractual, legal or fiduciary obligation to the Company; or (iii) information which is or becomes publicly available through no fault of the Service Provider or any of its professionals.

(f)           Attorneys’ Fees. If any action, proceeding or arbitration at law or in equity is necessary to enforce or interpret the terms of this Agreement, and the Company is found to have violated the terms of this Agreement, the Company agrees that, in addition to any other relief that the Service Provider may be entitled, it shall also indemnify and reimburse the Service Provider for all of its reasonable attorneys’ fees, costs and disbursements incurred in connection with such action.

(g)           The Service Provider and the Company further agree that neither the Service Provider nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Exchange Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act”), employees, consultants or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by the Service Provider and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals) to have resulted solely from the willful misconduct of the Service Provider. With respect to alleged breaches of the confidentiality provisions herein by the Service Provider, the Company shall have the right to pursue equitable relief in addition to any other remedy in equity or law. Notwithstanding the foregoing, in no event will the aggregate liability of the Service Provider exceed the amount of the fee actually received by it pursuant to the Agreement.

5.            CERTAIN DEFINITIONS.

(a)           “Acquisition” means (i) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity) or (iii) a sale of all or substantially all of the assets of the Company.

(b)           “Financing Transaction” shall mean, directly or indirectly whether in a single transaction or a series of related transactions, a private or public offering or issuance of the equity securities or indebtedness of the Company (including, for the avoidance of doubt its affiliates, subsidiaries, successors and assigns) for cash, assumption or incurrence of indebtedness, securities or other consideration with any party.

(c)           “Strategic Transaction” shall mean, directly or indirectly, whether in a single transaction or a series of related transactions, any Acquisition, sales business combination, transfer or other disposition or any other corporate transaction involving the assets, intellectual property, securities or businesses of the Company (including, for the avoidance of doubt, its affiliates, subsidiaries, successors and assigns) or potential target company, whether by way of a merger or consolidation, license, divestiture, reorganization, recapitalization or restructuring, issuance of indebtedness, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, joint venture, collaborative venture or otherwise with any party. Notwithstanding the above, “Strategic Transaction” does not include any transaction identified or sourced internally by the Company or the Board and entered into in the Company’s ordinary course of business (e.g., a license agreement or distribution agreement), unless the Board and Service Provider mutually agree in writing to include such transaction as a Strategic Transaction.

(d)           “Transaction Value” (A) for purposes of a Strategic Transaction, shall mean the total proceeds and other consideration payable to or by the Company, or contributed into any collaboration between the Company and a counter-party to a Strategic Transaction (which consideration shall be deemed to include amounts in escrow upon release by the Company), including without limitation: (i) cash, securities and/or other property paid to or by the Company in connection with the Strategic Transaction, (ii) any debt, preferred stock, guarantees or related instruments or other liabilities incurred, acquired, refinanced or repaid to or by the Company in connection with the Strategic Transaction; (iii) payments made in installments to or by the Company in connection with the Strategic Transaction; (iv) amounts paid to or by the Company under consulting agreements (excluding agreements not to compete) or similar arrangements entered into at the time of and in connection with the Strategic Transaction that carry monetary value and proceeds paid to or by the Company; (v) contingent payments made to or by the Company in connection with the Strategic Transaction; (vi) in the event that a merger/reverse merger occurs, the Transaction Value is based upon the post-merger, pre-financing valuation of the Company, and (B) for purposes of a Financing Transaction, shall mean the gross proceeds received by the Company from the sale of Securities. The parties agree that purchase price adjustments which relate to surplus over or shortfall under the target working level as agreed with the relevant Strategic Transaction counterparty, or other similar purchase price adjustments, will have no effect on, and shall not be included in, the calculation of Transaction Value.

6.            ACTIVITIES CONDUCTED BY MIDDLEBURY SECURITIES.

Middlebury shall perform all services to be rendered hereunder that are required to be performed by a FINRA registered securities broker dealer. Middlebury will actively supervise the performance of all regulated work completed as part of the services or any proposed Financing Transaction, and review and retain all documents and work product associated with the Services or any proposed Financing Transaction hereunder. The Company agrees that EVP may assign all or any part of its rights and obligations under this Agreement to Middlebury, if EVP determines that such assignment is necessary or desirable to comply with any applicable securities laws and regulations or the rules and policies of any self regulatory organization, including FINRA. EVP may designate another broker-dealer registered with the Securities and Exchange Commission in accordance with Section 15 of the Exchange Act, to succeed to Middlebury’s rights and obligations under this Agreement at any time. Effective as of the date of such designation, such broker-deale r shall succeed to Middlebury’s rights and obligations under this Agreement and Middlebury will no longer be a party to this Agreement, provided however that Middlebury Securities’ will continue to be entitled to the benefits of Section 4(b) of this Agreement after the date of such designation.

7.             MISCELLANEOUS.

(a)           Amendment; Waiver; Assignment. This Agreement contains the entire understanding between the parties with respect to its subject matter. Neither this Agreement nor any provision contained in this Agreement may be amended, terminated, extended, varied, modified, supplemented, or otherwise changed except by written agreement signed by each party. Heading are inserted for reference only and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement. A waiver by a party of any right or provision under this Agreement must be in writing and shall not operate or be construed as a waiver of such right or provision at any other time. Other than as set forth in Section 6 above, this Agreement shall not be assigned unless by written agreement among the parties.

(b)           Governing Law. This Agreement is entered into under the laws of the State of New York and shall be governed by the laws of such state (without giving effect to its conflicts of law principles). Any lawsuit or legal action or proceeding relating to this Agreement shall be brought in one of the state or federal courts sitting in the City and State of New York, and the parties submit to the jurisdiction of such courts for that purpose and hereby irrevocably waive all rights to a trial by jury in any such action or proceeding. If any provision of this Agreement is found to be invalid or unenforceable, the parties agrees that any such provision may be altered or modified in a manner so as to protect the parties legitimate business interests and that such finding shall not affect the validity or enforcement of the other provisions of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement. Each party represents and warrants to the other party that it has had a full opportunity to seek legal advice and representation by an independent counsel of its own choosing in connection with this Agreement and such party has either done so or, in its business judgment, declined to do so.

If the terms of our engagement as set forth in this Agreement are satisfactory to you, kindly countersign and date the enclosed copy of this Agreement and return it to us. This Agreement shall be effective and binding as of the date of your countersignature below.

Very truly yours, Evolution Venture Partners LLC

By:	/s/ John Andreadis
John Andreadis
Managing Partner

Middlebury Securities, LLC

By:	/s/ Craig Sherman
Name: Craig Sherman
Title: Chief Compliance Officer

ACCEPTED AND AGREED TO
as of the date first set forth above:

Wound Management Technologies, Inc.

By:  /s/ Deborah J. Hutchinson
Printed:  Deborah J Hutchinson
Title:       President

EXHIBIT A

Form of Warrant to Purchase Shares of Common Stock

[See attached document]